UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

December 20, 2018

Rite Aid Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-5742	23-1614034
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

30 Hunter Lane, Camp Hill, Pennsylvania 17011

(Address of principal executive offices, including zip code)

(717) 761-2633

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.                      Entry into a Material Definitive Agreement.

On December 20, 2018, Rite Aid Corporation (“Rite Aid”) entered into a new senior secured asset-based revolving credit facility in an aggregate principal amount of $2.7 billion (the “New Revolving Facility”) and a new senior secured term loan facility advanced on a “first-in, last-out” basis in an aggregate principal amount of $450 million (the “New Term Loan Facility”, together with the New Revolving Facility, the “New Credit Facilities”), among Rite Aid, as borrower, the lenders from time to time party thereto, Bank of America, N.A. as administrative agent and collateral agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Bank, National Association, Citigroup Global Markets, Inc., BMO Harris Bank N.A., Capital One, National Association, Fifth Third Bank, ING Capital LLC, MUFG Union Bank, N.A., PNC Capital Markets LLC and SunTrust Bank, as joint lead arrangers and joint bookrunners.  In connection with obtaining the New Credit Facilities, Rite Aid repaid all outstanding amounts, and terminated all commitments under,  its Old Facility (as defined below) due in 2020, along with associated fees and expenses, in part from the proceeds from the New Revolving Facility and from a one-time draw at closing under the New Term Loan Facility. The New Credit Facilities mature in December 2023, subject to an earlier maturity on December 31, 2022 if Rite Aid has not repaid or refinanced its existing 6.125% Senior Notes due 2023 prior to such date.

The New Credit Facilities are secured by a senior lien on substantially all of the assets of Rite Aid’s subsidiary guarantors, subject to customary exceptions. Borrowings under the New Revolving Facility bear interest at a rate per annum at the option of Rite Aid between LIBOR plus 1.25% and LIBOR plus 1.75% or a base rate plus 0.25% to 0.75%, in each case, based upon the Average ABL Availability (as defined in the New Credit Facilities). The New Term Loan Facility bears interest at a rate per annum of LIBOR plus 3.00% or a base rate plus 2.00%.  Rite Aid is required to pay fees between 0.250% and 0.375% per annum on the daily unused amount of the New Revolving Facility, depending on the Average ABL Availability (as defined in the New Credit Facilities). The New Credit Facilities contain customary mandatory prepayment provisions.

The New Credit Facilities contain restrictions on Rite Aid and its subsidiaries with respect to the incurrence of debt, the payment of dividends, sale of assets, mergers and acquisitions, the granting of liens and certain other covenants set forth therein, subject to exceptions and thresholds set forth therein.

The New Credit Facilities provide for customary events of default including nonpayment, cross-default to certain debt, misrepresentation, breach of covenants, bankruptcy and change in control of Rite Aid.

Rite Aid maintains various commercial and service relationships with certain of the lenders and their affiliates in the ordinary course of business. In the ordinary course of its respective business, certain of the lenders and the other parties to the senior secured credit facility and their respective affiliates have engaged, and may in the future engage, in commercial banking, investment banking, underwriting, financial advisory or other services with Rite Aid for which they have in the past and/or may in the future receive customary compensation and expense reimbursement.

The foregoing description is not complete and is qualified in its entirety by the senior secured credit facility, dated as of December 20, 2018,  a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 1.02.                      Termination of a Material Definitive Agreement.

On December 20, 2018, Rite Aid terminated its Amended and Restated Credit Agreement, dated as of June 27, 2001, as amended and restated as of January 13, 2015, among Rite Aid Corporation, the lenders from time to time party thereto and Citicorp North America, Inc., as administrative agent and collateral agent, which established a credit facility in the original amount of $3.7 billion (the “Old Credit Facility”). The Old Credit Facility was terminated in connection with the entry into the New Credit Facilities described in Item 1.01 above.

Item 2.03.                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See disclosure contained in Item 1.01 above, which is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

10.1*.              Credit Agreement, dated as of December 20, 2018, among Rite Aid Corporation, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent and collateral agent.

*    Certain schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  Rite Aid hereby undertakes to furnish supplemental copies of any of the omitted schedules to the Securities and Exchange Commission upon request.

EXHIBIT INDEX

Exhibit No.	Description
10.1*	Credit Agreement, dated as of December 20, 20181, among Rite Aid Corporation, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent and collateral agent.

* Certain schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  Rite Aid hereby undertakes to furnish supplemental copies of any of the omitted schedules to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 20, 2018	By:	/s/ James J. Comitale
	Name:	James J. Comitale
	Title:	Senior Vice President, General Counsel and Secretary